Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered as of the 30th day of April, 2009, by and between L. Allen Baker, Jr. (“Employee”) and LTN Staffing, LLC, a Delaware limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing temporary staffing to third parties; and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto mutually agree as follows:

1.          EFFECTIVE DATE AND COMMENCEMENT DATE.   The Effective Date of this Agreement shall be the date first written above. Employee’s employment shall commence on April 27, 2009 (the “Commencement Date”). Unless earlier terminated pursuant to the terms hereof, the term of Employee’s employment under this Agreement shall continue for one year from the Commencement Date and thereafter shall continue for successive one (1) year periods (the initial period and each successive one-year period referred to as an “Employment Period’’) until terminated as provided herein.

2.          EMPLOYMENT DUTIES.   Employee shall be employed as the President and Chief Executive Officer of the Company, with the authority, duties and responsibilities assigned to Employee by the Board of Managers (the ‘‘Board”) of LTN Acquisition, LLC, the sole Member of the Company (“LTN Acquisition”). Employee shall report to the Board. Employee shall devote all of his working time and efforts exclusively to the performance of his duties under this Agreement and shall not, without the prior written approval of the Company (which shall not be unreasonably withheld; it being understood that the Company may withhold its approval if the Company believes such activity is competitive with the Company or may interfere or conflict with Employee’s performance of his duties and obligations hereunder), be employed or otherwise engaged in any other business activity. Employee shall be employed at the Company’s executive office. Employee shall perform his duties during normal business hours at such executive office, except when his duties require business travel. At the request of LTN Acquisition, Employee agrees to serve on the Board without additional compensation.

3.          CONSIDERATION.

3.1	Salary. The Company shall pay Employee a gross annualized salary of no less than $265,000 for each Employment Period which shall be payable in accordance with the standard payroll practices of the Company (subjcct to such withholdings and other normal employee deductions as may be required by law) for his services pursuant to this Agreement. The Company and Employee agree that Employee’s annual compensation for each Employment Period will be reviewed and evaluated annually by the Board to determine appropriate adjustments but under no circumstances shall Employee’s annual compensation for each Employment Period be less than $265,000.

1

3.2	Bonus. Beginning with the calendar year 2010 and for each calendar year thereafter during the term of this Agreement, Employee shall be eligible to receive an annual cash bonus (subject to such withholdings and other normal deductions as may be required by law) based upon the profitability of the Company. Profitability, for purposes of this Agreement, shall be based on the Company’s “EBITDA” (as such term is defined in that Loan Agreement dated October 17, 2007, by and between the Company and Fifth Third Bank (Chicago)), as determined by the Company’s then firm of accountants based on the Company’s audited financial statements for the applicable calendar year (which determination shall be binding upon the parties and conclusive). At the beginning of each calendar year, the Board will approve an operating EBITDA budget for the Company. If the Company achieves at least eighty five percent (85%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to ten percent (10%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided, however, that if the Company achieves at least ninety five percent (95%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to twenty-five percent (25%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided further, that if the Company achieves at least one hundred percent (100%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to forty percent (40%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such other greater amount as determined in the sole discretion of the Board), provided, further, that if the Company achieves at least one hundred and ten percent (110%) of the approved EBITDA budget for the year, then Employee will receive a cash bonus in an amount equal to fifty five percent (55%) of Employee’s annual salary for the applicable Employment Period in which the calendar year ends (or such greater amount as determined in the sole discretion of the Board). The cash bonus will be payable within ten (10) days of the completion of the Company’s annual audit for the calendar year.

3.3	Class B Unit Equity Incentive. Within thirty (30) days of the Commencement Date, Employee shall be awarded 87,010 Class B Units of LTN Acquisition, representing approximately five percent (5%) of the Class A Units of LTN Acquisition which are outstanding as of the Effective Date. Such Class B Units shall vest twenty-five percent (25%) on the date of the award and twenty-five percent (25%) on each of the three (3) anniversaries of the date of such award. The foregoing award shall be pursuant and to subject the terms and conditions of the LTN Acquisition, LLC Ownership Incentive Plan and the Restricted Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”).

2

3.4	Class A Unit Purchase Option. Beginning on the Commencement Date and ending on the three (3) month anniversary hereof, Employee shall have an option to purchase up to 200,000 Class A Units of LTN Acquisition for a purchase price of S2.50 per Class A Unit. Upon exercise of this option, Employee shall be required to execute a joinder to the Amended and Restated Limited Liability Agreement of LTN Acquisition (the “Operating Agreement”).

3.5	Benefits. Employee shall participate in any of the Company’s various health and insurance benefit programs that the Company provides to its other employees whose responsibilities and duties are comparable to those of Employee. The Company may modify or terminate employee benefits at any time in its sole discretion. The Company shall pay for all such health and benefit programs provided to Employee, including Employee’s portion thereof (and for the avoidance of doubt, Employee’s portion includes his dependents).

3.6	Holidays and Vacations. Employee shall be entitled to such paid holidays as may be designated by the Company. In addition, Employee shall be entitled to vacation time of four (4) weeks for each Employment Period, provided, however, that no more than two (2) weeks of vacation may be taken consecutively. Unused vacation time may not be carried over from one Employment Period to another. Except as provided in Sections 4.4 and 4.5 below, Employee shall not be paid for unused vacation or holiday time, regardless of whether it is accrued or is not accrued.

3-7	Temporary Housing and Transportation The Company shall reimburse Employee each month for a twelve (12) month period beginning from the Commencement Date for Employee’s actual apartment rental, rental car, and airfare between Chicago, Illinois, and Employee’s permanent address, provided, however, that in no event shall the total amount of the reimbursement for such twelve (12) month period exceed $51,000.

3.8	Moving/Relocation Costs and Expenses. The Company shall reimburse Employee for reasonable moving/relocation costs and expenses in connection with Employee’s relocation, within twelve (12) months from the Commencement Date, from Colorado Springs to a location within fifty (50) miles of Company’s executive office in Waukegan, Illinois, which expenses in no event shall exceed a total amount of $15,000.

3.9	Expenses. Subject to such policies as may from time to time be established by the Company, the Company shall reimburse Employee for reasonable expenses actually incurred or paid by Employee in the performance of Employee’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting documentation as the Company may require.

3

4.	TERMINATION.

4.1	Term. Employee’s employment shall continue for successive one (1) year Employment Periods unless terminated by (a) the death of Employee, effective as of the date of death; (b) the inability, by reason of a mental or physical condition, to perform the essential functions of Employee’s position, with reasonable accommodation, for an uninterrupted period of sixty (60) consecutive business days or shorter periods aggregating to sixty (60) business days during any continuous twelve (12) month period, or such longer period as may be required by law (“‘Incapacity”); or (c) Employee or the Company, for any lawful reason or no reason, provided that if the termination by the Company is without Cause or the termination by Employee is without Good Reason, the Company or Employee, as applicable, shall provide the other party with thirty (30) days written notice prior to the effective date of the termination. Employee shall be required to give written notice of termination of his employment within thirty (30) days after the occurrence of Good Reason; otherwise, the event(s) relating to such Good Reason and Employee’s right to terminate his employment by reason thereof shall be deemed waived.

4.2	Definition of Cause. For purposes of this Agreement, “Cause” for termination by the Company shall be deemed to exist if: (a) Employee is convicted of a felony; (b) the Board determines that Employee has engaged in acts of material personal dishonesty or fraud involving the Company; (c) Employee materially breaches this Agreement (other than the third sentence of Section 2 hereof or as provided in subsection (e) below), provided that Employee is given written notice by the Board of such material breach and such material breach is not cured within thirty (30) days from the date of Employee’s receipt of such notice; (d) Employee breaches the third sentence of Section 2 hereof or the Covenant Agreement referred to in Section 5 below or (e) Employee refuses or fails to perform the duties assigned to him in accordance with this Agreement (other than by reason of death or Incapacity) and such duties refused or failed to be performed are not materially different from those associated with those in the executive office of president or chief executive officer and are not illegal, provided that Employee is given written notice by the Board of the specific nature of the failure to perform and Employee does not correct such failure within ten (10) days after Employee’s receipt of such notice.

4

4.3	Definition of Good Reason. For purposes of this Agreement, “Good Reason” for Employee’s termination of this Agreement shall mean (a) a material change in Employee’s title of President and Chief Executive Officer or the assignment of duties and responsibilities materially different from those associated with such positions and such material change is not cured within thirty (30) days from the date of receipt by the Company of written notice thereof from Employee; (b) a change in the reporting of Employee to the Board unless in connection with a Change of Control (as hereinafter defined) of the Company; (c) a Change of Control of the Company where, in addition to such Change of Control, within one (1) year after such Change of Control Employee is terminated without Cause or after such Change of Control there is a change in the location of the Company’s executive office to a new location more than fifty (50) miles from Waukegan, Illinois (or such location of the Company’s executive office as of the date of such Change of Control), or there occurs a material change as described in subsection (a) above that is not cured as provided therein; or (d) a change of location of the executive office to a new location more than fifty (50) miles from Waukegan, Illinois, without the consent of Employee A Change in Control occurs on the date (i) that any person, or one or more persons acting as a group, acquires in one transaction or series of one or more related transactions ownership of (A) membership interests of the Company or LTN Acquisition that together with membership interests held by such person or group, has more than fifty percent (50%) of the total fair market value or total voting power of the membership interests of the Company or (B) LTN Acquisition (provided that an acquisition of membership interests in LTN Acquisition shall not be treated as a Change in Control if the membership interests are issued by LTN Acquisition in exchange for a contribution of capital to LTN Acquisition and such capital is retained by LTN Acquisition or the Company for use in the business of LTN Acquisition or the Company) or (C) all or substantially all of the Company’s operating assets or (ii) a liquidation of the operating business of the Company without successors or assigns. However, if any one person or group is considered to own more than fifty percent (50%) of the total fair market value or voting power of the membership interests, the acquisition of additional membership interests by the same person or group is not a Change of Control of the Company.

4.4	Termination for Cause or for Other Than Good Reason. In the event that (a) Employee’s employment under this Agreement is terminated by the Company for Cause, or (b) Employee voluntarily terminates his employment with the Company other than for Good Reason, the Company shall pay to Employee (or Employee’s legal representative) any monthly salary, bonus payable but unpaid (subject to adjustment in the case of fraud, misstatement or other similar circumstance), unused vacation, and expense reimbursements, earned or due to Employee through the date of termination but unpaid as of the effective date of termination, less applicable withholding.

4.5	Termination Without Cause or For Good Reason. In the event that Employee’s employment is terminated by the Company without Cause (whether at the end of an Employment Period or otherwise) or by Employee for Good Reason, subject to Employee’s compliance with post-employment termination obligations including, without limitation, as provided in the Covenant Agreement referred to in Section 5 below and subject to applicable withholding, Employee (or Employee’s legal representative), shall receive as severance an amount equal to one (1) month’s base salary for each two (2) months of service to the Company in excess of three (3) months; provided, however, that severance shall not exceed twelve (12) months’ base salary. The foregoing severance payment shall be paid in the same manner and at the same intervals as Employee was being paid immediately prior to termination. In addition, Employee shall be entitled to receive any bonus payable but unpaid (subject to adjustment in the case of fraud, misstatement or other similar circumstance), payment for unused vacation days, and unpaid reimbursements. The foregoing amounts shall be paid in accordance with the Company’s general policy for payment with respect to each of the foregoing items. Employee’s rights under this Section 4.5 shall be contingent upon Employee executing a separation agreement in form and substance substantially similar to the general release attached hereto as Exhibit B and Employee’s return of Company property.

5

5.         REQUIRED RESTRICTIVE COVENANT AGREEMENT. Simultaneously with the execution and delivery of this Agreement and as a condition to Employee’s employment with the Company, Employee shall execute a Non-Disclosure of Confidential Information, Non- Solicitation, Non-Interference and Non-Competition Agreement in the form of Exhibit C attached hereto (the “Covenant Agreement”).

6.         ENTIRE AGREEMENT. This Agreement, the Covenant Agreement, and/or the Award Agreement constitute the entire understanding between the parties relating to the subject matter hereof and there are no covenants, conditions, representatives, or agreements, oral or written, or any nature whatsoever, other than those herein contained. This Agreement cannot be changed, modified or discharged unless agreed to in writing by both parties.

7.         AMENDMENTS. This Agreement may be amended, modified, cancelled or superseded only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as otherwise provided herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.         SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

9.         ASSIGNMENT. Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of the Company. The Company may assign this Agreement and its rights hereunder in whole, but not in part, to any entity with or into which it may transfer all or substantially all of its assets (and, in such event, the term “Company” as used herein shall mean and refer to such successor-in-interest).

6

10.         INDEMNIFICATION.

10.1	Company Indemnity. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company (or LTN Acquisition) as a manager, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation service with respect to the Board) or with respect to employee benefit plans, Employee shall be indemnified and held harmless by the Company on the same terms and conditions as set forth in Section 12 of the Operating Agreement as if he is an Indemnified Person (as defined therein) against all cost, expense, liability and loss (including, without limitation, costs, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, and such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company agrees that it will not alter the indemnification rights of Employee hereunder (including that the Company will not alter Employee’s indemnification rights if the provisions of Section 12 of the Operating Agreement are amended or modified as provided therein) without his written consent.

10.2	No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its member, independent legal counsel or the Board) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under Section 10.1 above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its member, independent legal counsel or the Board) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

10.3	Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Employee on terms and conditions not materially less favorable to Employee (taken as a whole) as the liability insurance policy in force and effect on the Commencement Date of this Agreement; provided, that the Company may change or modify the terms and conditions of such policy generally applicable to the covered persons thereunder in accordance with its reasonable business judgment, so long as such change or modification does not have a material adverse effect on the coverage for Employee (taken as a whole).

10.4	Taxes. The Company intends that Employee will be treated as an employee of the Company and that the Company and Employee will pay on the wages paid to Employee hereunder their respective shares of taxes under the Federal Insurance Contributions Act for old-age, survivors and disability insurance and hospital insurance and the Company will pay taxes under the Federal Unemployment Tax Act (“Employment Taxes”). To the extent that payments to Employee under this Agreement are characterized or treated as net earnings from self employment (rather than wages to an employee) for which Employee is subject to tax on self employment income, the Company agrees to promptly reimburse Employee for the sum of (i) the amount of self employment taxes under section 1401(a) of the Internal Revenue Code of 1986, as amended, and the hospital insurance under section 1401(b) of the Internal Revenue Code of 1986, as amended (plus any comparable amount imposed under state and local tax laws) of his self employment income paid hereunder minus (ii) the employment taxes Employee would be responsible for if the payments hereunder were treated as wages subject to Employment Taxes.

7

11.        NOTICES. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by facsimile, overnight delivery, or registered mail, return receipt requested, to the parties at the addresses set forth below, or to such changed address as either party may subsequently give notice of.

If to Employee:

L. Allen Baker, Jr.

1076 Manor Gate Point

Colorado Springs, CO 80906

If to the Company:

LTN Staffing, LLC

c/o Taglich Brothers, Inc.

405 Lexington Avenue, 51st Floor

New York, New York 10174

Attention: Douglas E. Hailey

Notices delivered personally or by overnight delivery shall be effective upon delivery or delivery refused. Notices properly addressed and delivered by mail, return receipt requested, shall be effective upon deposit with the United States Postal Service. Notices sent by facsimile should be prominently marked “URGENT – DELIVER IMMEDIATELY” or with similar language bringing attention to the importance of the transmission.

12.        BINDING EFFECT. Except as otherwise provided in this Agreement, this Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, permitted successors and permitted assigns.

13.        COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

14.        GOVERNING LAW. This Agreement is being executed in the State of Illinois and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

8

15.        CONTINUING OBLIGATIONS. The Covenant Agreement referenced in Section 5 of this Agreement shall survive termination of Employee’s employment for any reason (with or without Cause or Good Reason). Unless otherwise specifically provided in this Agreement, no rights or obligations of either party shall continue after the termination of this Agreement.

16.        OPPORTUNITY TO CONSULT WITH COUNSEL AND COUNSEL FEES. Employee has been given ample time to consult with an attorney of his choice with respect to the terms of this Agreement and the Operating Agreement which Employee will be required to join in connection with his award of Class B Stock under Section 3.3 and/or the exercise of his option under Section 3.4 of this Agreement. The Company shall reimburse Employee for his legal fees with respect to the review of this Agreement and the Operating Agreement in an amount not to exceed twelve thousand dollars ($14,000).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYEE:

/s/ L. Allen Baker, Jr.

LTN STAFFING, LLC

By:	/s/ Douglas E. Hailey
Name: Douglas E. Hailey
Title: Authorized Person

9